Free Writing Prospectus pursuant to Rule 433 dated April 8, 2026

Registration Statement No. 333-284538

Index-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the lesser performing of the S&P 500® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index as measured from the trade date to and including the determination date.

If the final underlier level of each underlier on the determination date is greater than or equal to 75% of its initial underlier level, you will receive the maximum settlement amount.

If the final underlier level of any underlier is less than 75% of its initial underlier level, the return on your notes will be negative, and you will lose approximately 1.3333% of the face amount of your notes for every 1% that the final price of the lesser performing underlier has declined below 75% of its initial underlier level. You could lose your entire investment in the notes.

You should read the accompanying preliminary pricing supplement dated April 8, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP / ISIN:	40059D6E2 / US40059D6E27
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underliers (each individually, an underlier):

the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the Dow Jones Industrial Average® (current Bloomberg symbol “INDU Index”) and the S&P 500® Equal Weight Index (current Bloomberg symbol: “SPW Index”)

Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the underlier return of each underlier is greater than or equal to -25% (the final underlier level of each underlier is greater than or equal to 75% of its initial underlier level), the maximum settlement amount; or
•
if the underlier return of any underlier is less than -25% (the final underlier level of any underlier is less than 75% of its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate of approximately 1.3333% times (c) the sum of the lesser performing underlier return plus 25%

Initial underlier level:	with respect to an underlier, an intra-day level or the closing level of such underlier on the trade date
Final underlier level:	with respect to an underlier, the closing level of such underlier on the determination date
Maximum settlement amount:	at least $1,080
Underlier return:	with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage
Buffer level:	for each underlier, 75% of its initial underlier level
Buffer rate:	with respect to each underlier, the quotient of its initial underlier level divided by its buffer level, which equals approximately 133.33%
Lesser performing underlier return	the underlier return of the lesser performing underlier
Lesser performing underlier	the underlier with the lowest underlier return
Trade date:	expected to be April 17, 2026
Settlement date:	expected to be April 22, 2026
Determination date:	expected to be April 22, 2027
Stated maturity date:	expected to be April 27, 2027
Estimated value range:	$925 and $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Hypothetical Payment Amount At Maturity*

Note Performance
Lesser Performing Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
200
175
150
125
100
75
50
25
0
108%
75%
0
50
100
150
200
Hypothetical Final Underlier Level of the Lesser Performing Underlier as % of Its Initial Underlier Level

	Hypothetical Final Underlier Level of the Lesser Performing Underlier (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
	200.000%	108.000%
	175.000%	108.000%
	150.000%	108.000%
	125.000%	108.000%
	100.000%	108.000%
	95.000%	108.000%
	75.000%	108.000%
	74.999%	99.999%
	50.000%	66.667%
	30.000%	40.000%
	20.000%	26.667%
*assumes a maximum settlement amount of $1,080	0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 48, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 48, general terms supplement no. 17,745 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 48, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated April 8, 2026
●
General terms supplement no. 17,745 dated January 20, 2026
●
Underlier supplement no. 48 dated March 24, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying underlier supplement no. 48, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 48, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Notes
▪
The Amount Payable on Your Notes Is Not Linked to the Levels of the Underliers at Any Time Other than the Determination Date
▪
The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier
▪
The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪
Your Notes Do Not Bear Interest
▪
The Potential for the Value of Your Notes to Increase Will Be Limited

▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪
Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises Each of the S&P 500® Index, the Dow Jones Industrial Average® and the S&P 500® Equal Weight Index, There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsors and Us

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Other Investors in the Notes May Not Have the Same Interests as You

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

▪ The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties	Risks Related to Tax ▪ Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 48:

Additional Risks Related to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪ The Return on Indexed Notes May Be Below the Return on Similar Securities	▪ An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪ The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note	▪ We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪ An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment	▪ Information About an Index or Indices May Not Be Indicative of Future Performance
▪ We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders
▪ The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.

For details about the license agreement between the underlier sponsors for the S&P 500® Index and Dow Jones Industrial Average® and the issuer, see “The Underliers — S&P 500® Index” and “The Underliers — Dow Jones Industrial Average®” on pages S-127 and S-19 of the accompanying underlier supplement no. 48, respectively.

For details about the license agreement between the underlier sponsor of the S&P 500® Equal Weight Index and the issuer, see “The Underliers — S&P 500® Equal Weight Index” on page PS-16 of the accompanying preliminary pricing supplement.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.